Exhibit 10.10

Sage Therapeutics, Inc.

February 7, 2013

Kimi Iguchi

1790 Columbia Road

South Boston, MA 02127

Re:	Employment by Sage Therapeutics. Inc.

Dear Kimi:

Sage Therapeutics, Inc. (the “Company”) is pleased to confirm its offer to employ you as Chief Financial Officer. As CFO you will be reporting to the CEO.

In the role of CFO, you will:

•	Be responsible for managing the company’s day-to-day operating and finance activities.

•	Establish short and long term strategic planning, budget development and cross-disciplinary management to support Sage’s goals, which include Project Management.

•	Accountable for the overall day-to-day operating and financial success of Sage. Establish systems and processes that ensure efficient decision-making and accountability.

•	Oversee all accounting processes, procedures, reporting and systems. Includes preparation and filing of federal, state, third-party, and other financial and management reports.

•	Serve as a member of the management team. Key contributor to develop, refine, and execute upon the value creation strategy for the company.

•	Foster an internal atmosphere that supports individual accountability, transparency, open communication and respect to enable employees to focus on the Company’s mission.

Your effective date of hire as a regular, full-time employee (the “Start Date”) will be March 1st, 2013.

Your compensation for this position will be at the rate of $275,000 per year, payable monthly in accordance with the Company’s normal pay schedule. You will be eligible to participate each year in any annual bonus plan adopted by the Company, and the Company shall adopt and implement such a plan, if reasonable in light of financial, business and other circumstances and factors. All payments are subject to legally required tax withholdings

Subject to the approval of the Board of Directors of the Company (the “Board”), in connection with the commencement of your employment, the Board will grant you an option to purchase 250,000 shares of the Company’s common stock (the “Option”). The Option will be granted following the commencement of your employment. The exercise price of the Option will be at least equal to the fair market value of the Company’s common stock on the date of grant, and the Board of Directors may elect to seek a third party valuation of such fair market value, which could delay the date that the Option is granted. The Option will be subject to the terms and conditions of the Company’s then-current stock option plan and form of stock option agreement. These options will vest as follows: 1/8th will vest immediately upon granting, and following that, 1/48th of the shares will vest on a monthly basis, in arrears. Vesting is contingent on your continued full-time employment with the Company.

Your normal place of work will be Cambridge, MA. It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or prior notice and without additional compensation to you.

Enclosed for your review is a “Non-Solicitation, Confidentiality and Assignment Agreement” (the “Agreement”).

This offer of employment is conditioned on your willingness to sign and abide by the terms of the Agreement. You will be expected to sign the Agreement before you report for work.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will be required to complete a Form I-9 which will be provided to you before the Start Date. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement. Also, this offer is subject to satisfactory reference checks if necessary.

This letter agreement and the Agreement referenced above constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although your job duties, title, reporting relationship, compensation and benefits may change from time to time, at the Company’s option.

Please indicate your acceptance of this offer by signing and returning the enclosed copy of this letter no later than 5pm ET on February 15, 2013.

Please indicate your acceptance of this offer by signing and returning the enclosed copy of this letter to Melinda Keegan. We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

Kevin Starr
President & Chief Executive Officer Sage Therapeutics, Inc.

Accepted and Agreed:

Kimi Iguchi

2/7/2013
Date